Western New England Bancorp, Inc. 8-K

Exhibit 99.1

For further information contact:
James C. Hagan, President and CEO
Guida R. Sajdak, Executive Vice President and CFO
Meghan Hibner, Vice President and Investor Relations Officer
413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR THREE AND SIX MONTHS

ENDED JUNE 30, 2021 AND DECLARES QUARTERLY CASH DIVIDEND

Westfield, Massachusetts, July 27, 2021: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced today the unaudited results of operations for the three and six months ended June 30, 2021. For the three months ended June 30, 2021, the Company reported net income of $5.7 million, or $0.24 per diluted share, compared to net income of $2.0 million, or $0.08 per diluted share, for the three months ended June 30, 2020. On a linked quarter basis, net income was $5.7 million, or $0.24 per diluted share, as compared to net income of $5.8 million, or $0.24 per diluted share, for the three months ended March 31, 2021. For the six months ended June 30, 2021, net income was $11.4 million, or $0.47 per diluted share, compared to net income of $4.1 million, or $0.16 per diluted share, for the six months ended June 30, 2020.

The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.05 per share, payable on or about August 25, 2021 to shareholders of record on August 11, 2021.

James C. Hagan, President and Chief Executive Officer, stated, “We are pleased to report that we generated strong earnings for the third consecutive quarter despite the business disruptions caused by the COVID-19 pandemic over the past year. Our ongoing and continuing commitment to support our borrowers and small business customers during the pandemic generated $4.0 million in Paycheck Protection Program (“PPP”) interest and origination fee income (collectively “PPP income”) during the six months ended June 30, 2021. In response to the low interest rate environment and due to the proper positioning of our liability-sensitive balance sheet, we were also able to benefit from the rapid decline in interest rates, significantly reducing our total interest expense by $7.2 million, or 65.2%, year-over-year. We continue to accumulate cash on our balance sheet due to the inflow of deposits from PPP forgiveness and various governmental efforts to support the economy. As a result, total deposits increased $232.7 million, or 12.0%, year-over-year. Due to excess cash on the balance sheet, the net interest margin, excluding PPP income, decreased from 3.03% in the first quarter of 2021 to 2.98% in the second quarter of 2021, but increased 26 basis points from 2.72% during the second quarter of 2020. We are pleased to report an increase in the commercial loan portfolio of $46.3 million, or 4.4%, excluding PPP loans, since year-end 2020, notwithstanding industry-wide pandemic related slowdowns in demand, and the commercial loan pipeline remains strong as we enter the third quarter.

We have successfully maintained our asset quality metrics at their historical levels over the course of the pandemic. Loan deferrals decreased from 14.7% on June 30, 2020 to 3.2% on June 30, 2021. Total delinquency and non-performing loans, excluding PPP loans, remain low at acceptable levels of 0.25% and 0.34%, respectively. Year-over-year, total non-performing loans decreased $4.4 million, or 42.4%, to $6.0 million at June 30, 2021. After careful review of our overall asset quality metrics and considering the improving economic trends, we released $1.2 million in reserves during the second quarter of 2021. Even after this release, our allowance for loan losses to total loans, excluding PPP loans, was 1.12% at June 30, 2021, compared to 0.79% at December 31, 2019, pre-COVID-19, evidencing our continuing prudent asset quality practices.

During the six months ended June 30, 2021, we purchased 1.3 million shares of our common stock at an average price per share of $8.22, representing 95% of our tangible book value at quarter end. We continue to believe that the stock repurchase plan is a solid investment for our shareholders and provides us with the opportunity to leverage our capital and enhance shareholder value.

We remain optimistic that over the next 12-24 months, the economy will continue to return to pre-COVID-19 levels as the impacts of the vaccine and government stimulus take effect. We anticipate that we will see an increasing demand for our consumer and commercial loan products and will be able to fully leverage our cash and investment portfolio to benefit our net interest margin and to continue to enhance shareholder value.”

COVID-19 Response and Actions:

As a Preferred Lender with the Small Business Administration (“SBA”), the Company was in a position to react immediately to the PPP component of the March 27, 2020 stimulus bill known as the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) launched by the U.S Department of the Treasury (“Treasury”) and the SBA. The Company received funding approval from the SBA for 2,146 applications totaling $302.2 million. The table below breaks out the Company’s PPP loans as of June 30, 2021:

	Original Loan Amount	Original # of Loans	Balance Outstanding	# of Loans Remaining
($ in millions)
Round 1 and 2	$223.1	1,386	$33.6	140
Round 3	79.1	760	71.9	665
Total	$302.2	2,146	$105.5	805

As of June 30, 2021, the Company had processed 1,341 PPP loan forgiveness applications totaling $196.7 million. Total PPP loans decreased $61.7 million, or 36.9%, from $167.3 million at December 31, 2020 to $105.5 million at June 30, 2021. PPP origination fees are recognized into interest income over the term of the respective loan, or sooner if the loans are forgiven by the SBA, or the borrowers otherwise pay down principal prior to the stated maturity.

We anticipate that by the end of 2021, the majority of the PPP loan portfolio will be repaid through forgiveness and earnings will continue to be favorably impacted by the additional PPP income over the next two quarters. During the six months ended June 30, 2021, the Company recognized $4.0 million of PPP income, compared to $1.3 million during the six months ended June 30, 2020.

In addition to participating in the PPP, the Company granted deferred loan payments for impacted commercial, residential and consumer borrowers who experienced financial hardship due to COVID-19. The request for additional deferrals has significantly declined since the beginning of the pandemic. As of June 30, 2020, modifications granted under the CARES Act totaled $261.0 million (525 loans), for which principal and interest payments were deferred, and represented 14.7% of the total loan portfolio, excluding PPP loans. As of June 30, 2021, modifications granted under the CARES Act declined to $57.0 million (20 loans), or 3.2% of total loans, excluding PPP loans. Of the $57.0 million in remaining modifications, $46.6 million (14 loans), or 81.6%, have resumed interest only payments. The table below breaks out the remaining modifications granted under the CARES Act at June 30, 2021:

			Remaining CARES Act Modifications
Loan Segment(1)(2)	Total Loan Segment Balance at June 30, 2021	% of Total Loans	Modification Balance	# of Loans Modified	% of Loan Segment Balance
($ in millions)
Commercial real estate	$876.7	49.5%	$53.4	13	6.1%
Commercial and industrial	215.4	12.2%	2.5	5	1.2%
Residential real estate	675.1	38.1%	1.1	2	0.2%
Consumer	4.6	0.2%	—	—	—
Total	$1,771.8	100.0%	$57.0	20	3.2%

(1)	Excludes PPP loans of $105.5 million and deferred fees

(2)	Residential includes home equity loans and lines of credit

On May 28, 2021, the Governor of Massachusetts signed an Executive Order (the “Order”) terminating the Commonwealth’s State of Emergency effective June 15, 2021. The Order also rescinded most COVID-19 restrictions and all industries in the Commonwealth were permitted to open with capacity increased to 100% effective May 29, 2021.

The Company continues to monitor COVID-19’s impact on its business and customers, however, the extent to which COVID-19 will impact its results and operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures.

Key Highlights:

Loans and Deposits

At June 30, 2021, total loans were $1.9 billion, a decrease of $50.4 million, or 2.6%, from December 31, 2020. Excluding PPP loans of $105.5 million at June 30, 2021, total loans increased $11.4 million, or 0.6%, from December 31, 2020. Total deposits increased $142.5 million, or 7.0%, from $2.0 billion at December 31, 2020 to $2.2 billion at June 30, 2021. Specifically, core deposits, which include non-interest bearing demand accounts, increased $279.2 million, or 19.3%, from $1.4 billion, or 71.0% of total deposits, at December 31, 2020, to $1.7 billion, or 79.2% of total deposits at June 30, 2021.

Allowance for Loan Losses and Credit Quality

At June 30, 2021, excluding PPP loans of $105.5 million, the allowance for loan losses as a percentage of total loans and as a percentage of non-performing loans was 1.12% and 331.8%, respectively. At June 30, 2021, non-performing loans totaled $6.0 million, or 0.34% of total loans, excluding PPP loans, compared to $10.4 million, or 0.59% of total loans, excluding PPP loans, at June 30, 2020, and $7.8 million, or 0.45% of total loans, excluding PPP loans, at December 31, 2020. Total delinquency decreased $9.1 million, or 67.3%, from 0.77% of total loans, excluding PPP loans, at December 31, 2020 to 0.25% of total loans, excluding PPP loans, at June 30, 2021.

Net Interest Margin

The net interest margin was 3.06% for the three months ended June 30, 2021 compared to 3.24% for the three months ended March 31, 2021. The net interest margin, on a tax-equivalent basis, was 3.08% for the three months ended June 30, 2021, compared to 3.26% for the three months ended March 31, 2021. Excluding PPP income of $1.6 million and $2.4 million, the net interest margin was 2.98% and 3.03% for the three months ended June 30, 2021 and March 31, 2021, respectively, due to excess cash on the balance sheet during both periods.

Repurchases

On October 27, 2020, the Company announced that the Board of Directors authorized a stock repurchase plan (the “2020 Plan”) under which the Company was authorized to purchase up to 1.3 million shares, or 5% of its outstanding common stock. During the three months ended June 30, 2021, the Company repurchased 326,936 shares of common stock under the 2020 Plan and completed the 2020 Plan on May 20, 2021. On April 27, 2021, the Company announced that the Board of Directors authorized a stock repurchase plan (the “2021 Plan”) under which the Company is authorized to repurchase up to 2.4 million shares, or 10% of its outstanding common stock. During the three months ended June 30, 2021, the Company repurchased 308,985 shares of common stock under the 2021 Plan. During the six months ended June 30, 2021, the Company repurchased 1,344,355 shares at an average price of $8.22. At June 30, 2021, there were 2,091,015 shares available for purchase under the 2021 Plan.

The table below breaks out the Company’s repurchase activity under the 2020 Plan and the 2021 Plan:

2020 Plan			2021 Plan
Period	Average price per share ($)	Total number of shares purchased	Period	Average price per share ($)	Total number of shares purchased

10/27/20 – 12/31/20	6.58	264,630	05/20/21 – 6/30/21	8.30	308,985
01/01/21 – 03/31/21	8.12	708,434
04/01/21 – 05/20/21	8.37	326,936
Total	7.87	1,300,000	Total	8.30	308,985

The shares purchased under the 2021 Plan will be purchased from time to time at prevailing market prices, through open market or privately negotiated transactions, or otherwise, depending upon market conditions. There is no guarantee as to the exact number, or value, of shares that will be repurchased by the Company, and the Company may discontinue repurchases at any time that management determines additional repurchases are not warranted. The timing and amount of share repurchases under the 2021 Plan will depend on a number of factors, including the Company’s stock price performance, ongoing capital planning considerations, general market conditions, and applicable legal requirements.

Net Income for the Three Months Ended June 30, 2021 Compared to the Three Months Ended March 31, 2021

The Company reported net income of $5.7 million, or $0.24 per diluted share, for the three months ended June 30, 2021, compared to net income of $5.8 million, or $0.24 per diluted share, for the three months ended March 31, 2021. Return on average assets and return on average equity were 0.92% and 10.16%, respectively, for the three months ended June 30, 2021, as compared to 0.98% and 10.35%, respectively, for the three months ended March 31, 2021.

Net Interest Income and Net Interest Margin

On a sequential quarter basis, net interest income decreased $222,000, or 1.2%, to $17.8 million for the three months ended June 30, 2021, from $18.0 million for the three months ended March 31, 2021. The decrease in net interest income was primarily due to a $381,000, or 1.9%, decrease in interest and dividend income, partially offset by a decrease in interest expense of $159,000, or 7.9%. The decrease in interest expense was primarily due to a $268,000, or 15.5%, decrease in interest expense on deposits and a decrease of $88,000, or 32.2%, in interest expense on Federal Home Loan Bank (“FHLB”) borrowings, partially offset by interest expense on subordinated debt of $197,000.

During the three months ended June 30, 2021 and the three months ended March 31, 2021, interest and dividend income included PPP income of $1.6 million and $2.4 million, respectively. During the three months ended June 30, 2021, the Company recorded $33,000 in negative purchase accounting adjustments, compared to negative purchase accounting adjustments of $45,000 during the three months ended March 31, 2021. In addition, during the three months ended June 30, 2021, interest and dividend income included prepayment penalties from commercial loan payoffs of $117,000, compared to $35,000 during the three months ended March 31, 2021. Excluding PPP income, prepayment penalties and purchase accounting adjustments, net interest income increased $468,000, or 3.0%, from the three months ended March 31, 2021 to the three months ended June 30, 2021.

The net interest margin was 3.06% for the three months ended June 30, 2021 compared to 3.24% for the three months ended March 31, 2021. The net interest margin, on a tax-equivalent basis, was 3.08% for the three months ended June 30, 2021 compared to 3.26% for the three months ended March 31, 2021. Excluding PPP income of $1.6 million, the net interest margin was 2.98% for the three months ended June 30, 2021, compared to 3.03% for the three months ended March 31, 2021. During the three months ended June 30, 2021, prepayment penalties totaled $117,000, which contributed to an increase in the net interest margin of two basis points, compared to $35,000, or one basis point, during the three months ended March 31, 2021. During the three months ended June 30, 2021 and March 31, 2021, the Company recorded $33,000 and $45,000 in negative purchase account adjustments, both of which decreased the net interest margin by one basis point during each period. Excluding the adjustments discussed above, the net interest margin decreased from 3.03% during the three months ended March 31, 2021 to 2.97% during the three months ended June 30, 2021.

The average yield on interest-earning assets was 3.40% for the three months ended June 30, 2021, compared to 3.62% for the three months ended March 31, 2021. The average loan yield was 3.87% for the three months ended June 30, 2021, compared to 4.05% for the three months ended March 31, 2021. Excluding the adjustments discussed above, the average yield on interest-earning assets decreased 11 basis points from 3.44% for the three months ended March 31, 2021 to 3.33% for the three months ended June 30, 2021, while the average loan yield decreased 6 basis points from 3.88% for the three months ended March 31, 2021 to 3.82% for the three months ended June 30, 2021. The decreases in average yields were primarily due to the repricing of variable rate loans and lower average yields on new loan originations as well as increases in cash from PPP loan payoffs and deposits. Total average loans were 82.0% of total average interest-earning assets for the three months ended June 30, 2021, compared to 85.3% for the three months ended March 31, 2021. Average PPP loans decreased $11.0 million, or 6.6%, from $166.6 million for the three months ended March 31, 2021 to $155.6 million for the three months ended June 30, 2021.

During the three months ended June 30, 2021, average interest-earning assets increased $74.8 million, or 3.3%, to $2.3 billion, primarily due to an increase in average securities of $66.7 million, or 29.3%, an increase in average short-term investments of $19.9 million, or 20.9%, partially offset by a decrease in average loans of $12.2 million, or 0.6%. Excluding average PPP loans of $155.6 million during the three months ended June 30, 2021 and $166.6 million during the three months ended March 31, 2021, average loans decreased $1.2 million, or 0.1%, from the three months ended March 31, 2021 to the three months ended June 30, 2021.

The average cost of funds, including non-interest bearing accounts and borrowings, decreased five basis points from 0.38% for the three months ended March 31, 2021 to 0.33% for the three months ended June 30, 2021. The average cost of core deposits, including non-interest bearing demand deposits, decreased two basis points to 0.19% for the three months ended June 30, 2021, from 0.21% for the three months ended March 31, 2021. The average cost of time deposits decreased 11 basis points from 0.67% for the three months ended March 31, 2021 to 0.56% for the three months ended June 30, 2021. The average cost of borrowings increased 71 basis points from 2.10% for the three months ended March 31, 2021 to 2.81% for the three months ended June 30, 2021, due to the issuance of $20.0 million in subordinated debt.

Average FHLB borrowings decreased $13.8 million, or 26.1%, from $52.7 million for the three months ended March 31, 2021 to $38.9 million for the three months ended June 30, 2021. Average demand deposits, an interest-free source of funds, increased $41.7 million, or 7.4%, from $561.6 million, or 27.0% of total average deposits, for the three months ended March 31, 2021, to $603.3 million, or 27.9% of total average deposits, for the three months ended June 30, 2021.

Provision for Loan Losses

The Company recorded a credit for loan losses of $1.2 million for the three months ended June 30, 2021, compared to a provision for loan losses of $75,000 for the three months ended March 31, 2021. The decrease in the provision for loan losses was primarily driven by changes in the qualitative factors related to the impact of the COVID-19 pandemic and other economic trends used in the Company’s allowance calculation. Management continues to assess the exposure of the Company’s loan portfolio to the COVID-19 pandemic, economic trends and their potential effect on asset quality. The Company has deferred the adoption of the Current Expected Credit Loss Impairments Model, as permitted by its classification as a Smaller Reporting Company by the Securities and Exchange Commission. For a breakout of the Company’s credit concentration, please see the “Credit Quality” section in this release. Management will continue to closely monitor portfolio conditions and reevaluate the adequacy of the allowance.

The Company recorded net charge-offs of $157,000 for the three months ended June 30, 2021, as compared to net charge-offs of $5,000 for the three months ended March 31, 2021. At June 30, 2021, non-performing loans totaled $6.0 million, or 0.32% of total loans, and total delinquency as a percentage of total loans was 0.24%. Excluding PPP loans of $105.5 million at June 30, 2021, non-performing loans to total loans was 0.34%, and total delinquency as a percentage of total loans was 0.25%. Excluding PPP loans of $170.1 million at March 31, 2021, non-performing loans to total loans was 0.39% and total delinquency as a percentage of total loans was 0.53%. As of June 30, 2021, the Company’s delinquency and nonperforming assets have not been materially impacted by the COVID-19 pandemic.

Non-Interest Income

On a sequential quarter basis, non-interest income decreased $595,000, or 19.8%, to $2.4 million for the three months ended June 30, 2021, from $3.0 million for the three months ended March 31, 2021. During the three months ended June 30, 2021, the Company recognized a loss on interest rate swap termination of $402,000 representing the unamortized portion of a $3.4 million loss associated with the previous termination of a $32.5 million interest rate swap on March 16, 2016. The unamortized portion of the loss was previously reported in accumulated other comprehensive income and amortized through interest expense, however, as the previously hedged item was discontinued, the Company accelerated the remaining unamortized loss. During the three months ended March 31, 2021, the Company reported a gain of $546,000 on non-marketable equity investments. Excluding these items, non-interest income increased $353,000, or 14.4%, from $2.5 million for the three months ended March 31, 2021 to $2.8 million for the three months ended June 30, 2021. During the three months ended June 30, 2021, service charges and fees on deposits increased $192,000, or 10.2%, primarily due to a $142,000, or 14.4%, increase in ATM debit card interchange income from increased card-based transaction usage across our checking account base. During the three months ended June 30, 2021, mortgage banking income from the sale of fixed rate residential real estate loans totaled $242,000, compared to $227,000 during the three months ended March 31, 2021. Income from bank-owned life insurance increased $59,000, or 13.4%, and other income from loan-level swap fees on commercial loans decreased $58,000 from the three months ended March 31, 2021 to the three months ended June 30, 2021.

During the three months ended June 30, 2021, the Company reported unrealized gains on marketable equity securities of $6,000, compared to unrealized losses of $89,000 during the three months ended March 31, 2021. The Company also reported realized losses on the sale of securities of $12,000 and $62,000 during the three months ended June 30, 2021 and the three months ended March 31, 2021, respectively. Gains and losses from the investment portfolio vary from quarter to quarter based on market conditions, as well as the related yield curve and valuation changes.

Non-Interest Expense

For the three months ended June 30, 2021, non-interest expense increased $347,000, or 2.6%, to $13.7 million, from $13.3 million, for the three months ended March 31, 2021. Salaries and employee benefits costs increased $372,000, or 4.8%, to $8.1 million. The increase in salary related expenses was partially due to a $146,000, or 29.2%, decrease in deferred direct origination costs associated with Round 3 of PPP loans. The origination costs were recorded against salary expense during the three months ended March 31, 2021. Other non-interest expense increased $79,000, or 4.0%, professional fees increased $45,000, or 8.3%, data processing increased $37,000, or 5.1%, furniture and equipment expenses increased $23,000, or 4.7%, and advertising expense increased $9,000, or 2.7%. Occupancy expense decreased $190,000, or 14.7%, due to a $144,000, or 99.4%, decrease in seasonal snow removal costs. In addition, FDIC insurance expense decreased $73,000, or 24.5%. During the three months ended June 30, 2021, the Company prepaid $32.5 million of FHLB borrowings, which resulted in a loss of $45,000. For the three months ended June 30, 2021, the efficiency ratio was 66.1%, compared to 64.6% for the three months ended March 31, 2021.

Income Tax Provision

Income tax expense for the three months ended June 30, 2021 was $2.1 million, representing an effective tax rate of 27.0%, compared to $1.8 million, representing an effective tax rate of 24.1%, for three months ended March 31, 2021. The increase in the effective tax rate reflects higher projected pre-tax income for the year ending December 31, 2021.

Net Income for the Three Months Ended June 30, 2021 Compared to the Three Months Ended June 30, 2020

The Company reported net income of $5.7 million, or $0.24 per diluted share, for the three months ended June 30, 2021, compared to net income of $2.0 million, or $0.08 per diluted share, for the three months ended June 30, 2020. Return on average assets and return on average equity was 0.92% and 10.16%, respectively, for the three months ended June 30, 2021, as compared to 0.35% and 3.54%, respectively, for the three months ended June 30, 2020. The increase in net income of $3.6 million, or 179.7%, was due to a decrease in the provision for loan losses of $3.7 million and an increase in net interest income of $2.7 million, or 18.0%, partially offset by an increase in non-interest expense of $1.4 million, or 11.7%.

Net Interest Income and Net Interest Margin

Net interest income increased $2.7 million, or 18.0%, to $17.8 million, for the three months ended June 30, 2021, from $15.1 million for the three months ended June 30, 2020. The increase was due to a decrease in interest expense of $3.4 million, or 64.7%, partially offset by a decrease of $678,000, or 3.3%, in interest and dividend income. Interest expense on deposits decreased $2.4 million, or 61.6%, and interest expense on borrowings decreased $1.0 million, or 73.1%.

For the three months ended June 30, 2021, net interest income included $1.6 million PPP income, compared to $1.3 million for the three months ended June 30, 2020. Excluding PPP income, net interest income increased $2.3 million, or 17.0%, primarily due to a decrease in interest expense of $3.4 million, or 64.7%.

The net interest margin was 3.06% for the three months ended June 30, 2021, compared to 2.74% for the three months ended June 30, 2020. The net interest margin, on a tax-equivalent basis, was 3.08% for the three months ended June 30, 2021, compared to 2.76% for the three months ended June 30, 2020. The increase in the net interest margin was due to the continuing trend of market interest rates falling to historically low levels, allowing the Company to reprice interest-bearing liabilities.

The average yield on interest-earning assets decreased 31 basis points from 3.71% for the three months ended June 30, 2020 to 3.40% for the three months ended June 30, 2021. During the three months ended June 30, 2021, the average cost of funds, including non-interest-bearing demand accounts and borrowings, decreased 68 basis points from 1.01% for the three months ended June 30, 2020 to 0.33% for the three months ended June 30, 2021. The average cost of core deposits, which include non-interest-bearing demand accounts, decreased eight basis points from 0.27% for the three months ended June 30, 2020 to 0.19% for the three months ended June 30, 2021. The average cost of time deposits decreased 131 basis points from 1.87% for the three months ended June 30, 2020 to 0.56% for the three months ended June 30, 2021. The average cost of FHLB borrowings decreased 64 basis points during the same period. For the three months ended June 30, 2021, average demand deposits, an interest-free source of funds, increased $98.4 million, or 19.5%, to $603.3 million, or 27.9% of total average deposits, from $504.9 million, or 27.0% of total average deposits for the three months ended June 30, 2020.

During the three months ended June 30, 2021, average interest-earning assets increased $116.3 million, or 5.3%, to $2.3 billion compared to the three months ended June 30, 2020, primarily due to an increase in average securities of $76.2 million, or 35.0%, and an increase in short-term investments of $94.2 million, or 456.7%. These increases were partially offset by a decrease of $48.5 million, or 2.5%, in average loans. Excluding average PPP loans, average interest-earning assets increased $113.7 million, or 5.5%, and average loans decreased $51.1 million, or 2.8%, from the three months ended June 30, 2020 to the three months ended June 30, 2021.

Provision for Loan Losses

The Company recorded a credit for loan losses of $1.2 million for three months ended June 30, 2021, compared to a provision for loan losses of $2.5 million for the three months ended June 30, 2020. The Company recorded net charge-offs of $157,000 for the three months ended June 30, 2021, as compared to net charge-offs of $34,000 for the three months ended June 30, 2020. The decrease in the provision for loan losses during the three months ended June 30, 2021 was primarily due to an improvement in economic forecasts for the quarter, compared to the same quarter in 2020. Management continues to assess the exposure of the Company’s loan portfolio to the COVID-19 pandemic related factors, economic trends and their potential effect on asset quality.

Non-Interest Income

Non-interest income increased $322,000, or 15.4%, to $2.4 million for the three months ended June 30, 2021, from $2.1 million for the three months ended June 30, 2020. Excluding the loss on interest rate swap termination discussed above, non-interest income increased $724,000, or 34.7%, during the same period. Service charges and fees increased $516,000, or 33.1%, primarily due to an increase in ATM and debit card interchange income of $287,000, or 34.0%, due to increased transaction usage across our checking account base. Income from bank-owned life insurance increased $20,000, or 4.2%, and mortgage banking income from the sale of fixed rate residential real estate loans to the secondary market totaled $242,000. The Company did not sell loans to the secondary market during the three months ended June 30, 2020.

During the three months ended June 30, 2021, the Company reported unrealized gains on marketable equity securities of $6,000, compared to unrealized gains of $35,000 for the three months ended June 30, 2020. In addition, during the three months ended June 30, 2021, the Company reported losses on the sale of securities of $12,000, compared to realized gains on the sale of securities of $13,000 for the three months ended June 30, 2020.

Non-Interest Expense

For the three months ended June 30, 2021, non-interest expense increased $1.4 million, or 11.7%, to $13.7 million from $12.2 million, for the three months ended June 30, 2020. The increase in non-interest expense was partially due to an increase in salaries and benefits of $887,000, or 12.4%, due to normal annual salary increases and a higher number of positions to support our branch expansion compared to the same period in 2020, and higher compensation incentive costs to support the overall franchise growth. Other non-interest expense increased $252,000, or 14.1%, furniture and equipment increased $150,000, or 41.3%, advertising expense increased $128,000, or 58.4%, data processing increased $51,000, or 7.2%, and occupancy expense increased $27,000, or 2.5%. During the three months ended June 30, 2021, the Company prepaid $32.5 million of FHLB borrowings resulting in a loss of $45,000. These increases were partially offset by a decrease in FDIC insurance expense of $63,000, or 21.9%, and a decrease in professional fees of $48,000, or 7.5%. For the three months ended June 30, 2021, the efficiency ratio was 66.1%, compared to 71.5% for the three months ended June 30, 2020.

Income Tax Provision

Income tax expense for the three months ended June 30, 2021 was $2.1 million, representing an effective tax rate of 27.0%, compared to $463,000, representing an effective tax rate of 18.6%, for three months ended June 30, 2020. The increase in the effective tax rate is a result of higher pre-tax projected income for the fiscal year ending December 31, 2021.

Net Income for the Six Months Ended June 30, 2021 Compared to the Six Months Ended June 30, 2020

For the six months ended June 30, 2021, the Company reported net income of $11.4 million, or $0.47 per diluted share, compared to $4.1 million, or $0.16 per diluted share, for the six months ended June 30, 2020. Return on average assets and return on average equity were 0.95% and 10.25% for the six months ended June 30, 2021, respectively, compared to 0.36% and 3.58% for the six months ended June 30, 2020, respectively.

Net Interest Income and Net Interest Margin

During the six months ended June 30, 2021, net interest income increased $6.2 million, or 20.9%, to $35.8 million, compared to $29.6 million for the six months ended June 30, 2020. The increase in net interest income was due to a $7.2 million, or 65.2%, decrease in interest expense, partially offset by a decrease in interest and dividend income of $1.0 million, or 2.5%. The decrease in interest expense was due to a $4.9 million, or 60.3%, decrease in interest expense on deposits and a decrease of $2.4 million, or 78.3%, in interest expense on borrowings. For the six months ended June 30, 2021, interest and dividend income included $4.0 million in PPP income, compared to $1.3 million during the six months ended June 30, 2020. Excluding PPP income, net interest income increased $3.4 million, or 12.0%.

The net interest margin for the six months ended June 30, 2021 was 3.15%, compared to 2.80% during the six months ended June 30, 2020. The net interest margin, on a tax-equivalent basis, was 3.17% for the six months ended June 30, 2021, compared to 2.82% for the six months ended June 30, 2020. Excluding the PPP income, the net interest margin increased from 2.78% for the six months ended June 30, 2020 to 3.01% for the six months ended June 30, 2021. The increase in the net interest margin was due to the continuing trend of market interest rates falling to historically low levels, allowing the Company to reprice interest-bearing liabilities.

The average yield on interest-earning assets decreased 36 basis points from 3.87% for the six months ended June 30, 2020 to 3.51% for the six months ended June 30, 2021. During the six months ended June 30, 2021, the average cost of funds, including non-interest-bearing demand accounts and borrowings, decreased 75 basis points from 1.11% for the six months ended June 30, 2020 to 0.36% for the six months ended June 30, 2021. For the six months ended June 30, 2021, the average cost of core deposits, including non-interest-bearing demand deposits, decreased 10 basis points from 0.30% for the six months ended June 30, 2020 to 0.20% for the six months ended June 30, 2021. The average cost of time deposits decreased 136 basis points from 1.98% for the six months ended June 30, 2020 to 0.62% during the same period in 2021. The average cost of borrowings, which include FHLB advances and subordinated debt, decreased 21 basis points from 2.68% for the six months ended June 30, 2020 to 2.47% for the six months ended June 20, 2021. For the six months ended June 30, 2021, average demand deposits, an interest-free source of funds, increased $135.8 million, or 30.4%, from $446.7 million, or 25.1% of total average deposits, for the six months ended June 30, 2020 to $582.5 million, or 27.4% of total average deposits, for the six months ended June 30, 2021.

During the six months ended June 30, 2021, average interest-earning assets increased $164.7 million, or 7.7%, to $2.3 billion. The increase in average interest-earning assets was due to an increase in average loans of $46.2 million, or 2.5%, an increase in average securities of $39.0 million, or 17.6%, and an increase of $85.9 million, or 449.8%, in short-term investments, partially offset by a $6.4 million, or 39.1%, decrease in average other investments. Excluding average PPP loans, average interest-earning assets increased $80.2 million, or 3.9%, and average loans decreased $38.3 million, or 2.1%.

Provision for Loan Losses

For the six months ended June 30, 2021, the provision for loan losses decreased $5.7 million, or 124.7%, from $4.6 million for the six months ended June 30, 2020 to a credit for loan losses of $1.1 million for the six months ended June 30, 2021. The decrease in the provision for loan losses was primarily driven by changes in the qualitative factors related to the impact of the COVID-19 pandemic and other economic trends used in the Company’s allowance calculation.

The Company recorded net charge-offs of $162,000 for the six months ended June 30, 2021, as compared to net charge-offs of $399,000 for the six months ended June 30, 2020. During the six months ended June 30, 2021, the Company recorded charge-offs of $224,000, compared to $493,000 during the same period in 2020.

Non-Interest Income

For the six months ended June 30, 2021, non-interest income was $5.4 million, an increase of $801,000, or 17.4%, compared to $4.6 million for the six months ended June 30, 2020. Excluding the gain on equity investments of $546,000 and the loss on interest rate swap termination of $402,000 during the 2021 period, non-interest income increased $657,000, or 14.2%. Service charges and fees increased $625,000, or 18.8%, primarily due to a $529,000, or 33.3%, increase in ATM debit card interchange income due to increased card-based transaction usage across our checking account base. Mortgage banking income was $469,000 for the six months ended June 30, 2021, due to the sale of fixed rate residential real estate loans to the secondary market. The Company did not sell any fixed rate residential real estate loans during the six months ended June 30, 2020. Other income from loan-level swap fees on commercial loans decreased $127,000, or 68.6%, and income from bank-owned life insurance increased $20,000, or 2.2%.

During the six months ended June 30, 2021, the Company reported unrealized losses on marketable equity securities of $83,000, compared to unrealized gains of $137,000 during the six months ended June 30, 2020. During the six months ended June 30, 2021, the Company reported realized losses on the sale of securities of $74,000, compared to realized gains of $36,000 on the sale of securities during the six months ended June 30, 2020.

Non-Interest Expense

For the six months ended June 30, 2021, non-interest expense increased $2.4 million, or 9.9%, to $27.0 million, compared to $24.6 million for the six months ended June 30, 2020. The increase in non-interest expense was primarily due to an increase in salaries and employee benefits of $1.4 million, or 9.7%, due to normal annual salary increases and a higher number of positions to support our branch expansion compared to the same period in 2020, as well as higher compensation incentive costs to support the overall franchise growth. Other non-interest expense increased $350,000, or 9.6%, furniture and equipment increased $249,000, or 33.0%, occupancy expense increased $149,000, or 6.7%, data processing expenses increased $57,000, or 4.0%, advertising expense increased $214,000, or 45.4%, and FDIC insurance expense increased $84,000, or 19.1%. The increase in FDIC insurance expense aligns with the growth of the average assets on which the insurance assessment is based. These increases were partially offset by a decrease in professional fees of $103,000, or 8.3%. For the six months ended June 30, 2021, the efficiency ratio was 65.3%, compared to 72.1% for the six months ended June 30, 2020.

Income Tax Provision

Income tax expense for the six months ended June 30, 2021 was $3.9 million, representing an effective tax rate of 25.5%, compared to $1.0 million, representing an effective tax rate of 20.3%, for six months ended June 30, 2020. The increase in the Company’s effective tax rate was primarily due to the effect of higher projected pre-tax income for the fiscal year ending December 31, 2021.

Balance Sheet

At June 30, 2021, total assets were $2.5 billion, an increase of $110.7 million, or 4.7%, from December 31, 2020. During the six months ended June 30, 2021, cash and cash equivalents increased $18.1 million, or 20.6%, to $105.5 million; investment securities increased $137.0 million, or 64.1%, to $350.9 million and net loans decreased $49.1 million, or 2.6%, to $1.9 billion. The high level of cash and cash equivalents is due to an increase in core deposits and PPP loan payoffs.

Investments

At June 30, 2021, the Company’s available-for-sale securities portfolio increased $29.3 million, or 14.5%, from $201.9 million at December 31, 2020 to $231.2 million at June 30, 2021. The held-to-maturity securities portfolio, recorded at amortized cost, totaled $107.8 million at June 30, 2021. The primary objective of the investment portfolio is to provide liquidity and maximize income while preserving the safety of principal.

Loans

Total loans were $1.9 billion as of June 30, 2021, a decrease of $50.4 million, or 2.6%, from December 31, 2020, primarily due to a decrease in PPP loans of $61.7 million, or 36.9%. Excluding PPP loans, total loans increased $11.4 million, or 0.6%, driven by an increase in commercial real estate loans of $42.7 million, or 5.1%, and an increase in commercial and industrial loans of $3.5 million, or 1.7%. Residential real estate loans, which include home equity loans, decreased $33.5 million, or 4.7%, as we continue to focus on diversifying our loan mix and reducing our exposure to long-term fixed rate one to-four family residential loans.

In accordance with the Company’s asset/liability management strategy and in an effort to reduce interest rate risk, during the six months ended June 30, 2021, the Company sold $18.0 million of fixed rate, low coupon residential real estate loans to the secondary market. There were no loans sold during 2020. As of June 30, 2021, the Company serviced $50.9 million in loans sold to the secondary market, compared to $38.1 million at December 31, 2020. Servicing rights will continue to be retained on all loans written and sold to the secondary market.

The following table is a summary of our outstanding loan balances for the periods indicated:

	June 30, 2021	December 31, 2020
	(Dollars in thousands)

Commercial real estate loans	$876,672	$833,949

Residential real estate loans:
Residential	574,207	604,719
Home equity	100,891	103,905
Total residential real estate loans	675,098	708,624

Commercial and industrial loans
PPP loans	105,513	167,258
Commercial and industrial loans	215,361	211,823
Total commercial and industrial loans	320,874	379,081

Consumer loans	4,615	5,192
Total gross loans	1,877,259	1,926,846
Unamortized PPP loan fees	(3,179)	(3,050)
Unamortized premiums and net deferred loans fees and costs	2,908	3,587
Total loans	$1,876,988	$1,927,383

Credit Quality

Management continues to remain attentive to any signs of deterioration in borrowers’ financial conditions and is proactive in taking the appropriate steps to mitigate risk. At June 30, 2021, nonperforming loans totaled $6.0 million, or 0.34% of total loans, excluding PPP loans, compared to $7.8 million, or 0.45% of total loans, excluding PPP loans, at December 31, 2020. At June 30, 2021, there were no loans 90 or more days past due and still accruing interest. Nonperforming assets to total assets, excluding PPP loans, was 0.25% at June 30, 2021, compared to 0.36% at December 31, 2020. The allowance for loan losses as a percentage of total loans, excluding PPP loans which do not require an allowance for loan losses, was 1.12% at June 30, 2021, compared to 1.20% at December 31, 2020. At June 30, 2021, the allowance for loan losses as a percentage of nonperforming loans was 331.8%, compared to 269.8% at December 31, 2020.

The following table provides some insight into the composition of the Bank’s loan portfolio and loan modifications, excluding PPP loans, as of June 30, 2021:

Commercial Real Estate Loans	% of Total Loans (1)	% of Bank Risk-Based Capital	% of Segment Balance Modified (2)
Apartment	10.0%	67.9%	—
Office	8.1%	54.8%	—
Industrial	7.1%	48.3%	0.2%
Retail/Shopping	6.6%	44.8%	—
Hotel	3.1%	20.8%	5.9%
Residential non-owner	3.4%	23.2%	—
Auto sales	2.2%	15.2%	—
Mixed-use	2.0%	13.9%	—
Adult care/Assisted living	2.2%	14.8%	—
College/school	1.6%	10.8%	—
Other	1.5%	9.0%	—
Auto service	0.6%	3.7%	—
Gas station/convenience store	0.6%	4.0%	—
Restaurant	0.5%	3.4%	—
Total commercial real estate loans	49.5%		6.1%

Commercial and Industrial Loans	% of Total Loans (1)	% of Bank Risk-Based Capital	% of Segment Balance Modified (2)
Manufacturing	2.5%	17.2%	—
Wholesale trade	2.2%	14.6%	—
Specialty trade	0.8%	5.3%	—
Heavy and civil engineering construction	1.0%	6.9%	—
Educational services	1.1%	7.5%	—
Transportation and warehouse	0.3%	2.3%	0.8%
Healthcare and social assistance	0.3%	2.1%	—
Auto sales	0.4%	2.8%	—
Hotel	0.1%	1.1%	0.3%
All other C&I (3)	3.5%	22.5%	0.1%
Total commercial and industrial loans	12.2%		1.2%

Residential and Consumer Loans	% of Total Loans (1)	% of Bank Risk-Based Capital	% of Segment Balance Modified (2)
Residential real estate	38.1%	257.8%	0.2%
Consumer	0.2%	1.8%	—
Total residential and consumer loans	38.3%		0.2%

Loan Segment	% of Total Loans (1)	% of Bank Risk-Based Capital	% of SegmentBalance Modified (2)
Commercial real estate	49.5%	334.7%	6.1%
Commercial and industrial	12.2%	82.2%	1.2%
Residential real estate	38.1%	257.8%	0.2%
Consumer	0.2%	1.8%	—
Total	100.0%		3.2%

(1)	Excludes PPP loans of $105.5 million as of June 30, 2021.

(2)	Modified balances as of June 30, 2021 (Commercial real estate loans $53.4 million; Commercial and industrial loans $2.5 million; and Residential real estate loans $1.1 million).

(3)	Other consists of multiple industries.

Although the Bank’s loan portfolio contains impacted sectors, the concentration limits remain acceptable, with no sector, excluding commercial and residential real estate, representing more than 100% of the Bank’s total risk-based capital. The Company monitors lending exposure by industry classification to determine potential risk associated with industry concentrations, if any, that could lead to additional credit loss exposure. As stated above, as a result of the COVID-19 pandemic, the Company identified sectors that have been materially impacted including, but not limited to: hospitality, retail, and restaurants and food service. These sectors potentially carry a higher level of credit risk, as many of these borrowers have incurred a significant negative impact to their businesses resulting from the governmental stay-at-home orders as well as travel limitations.

Deposits

At June 30, 2021, total deposits were $2.2 billion, an increase of $142.5 million, or 7.0%, from December 31, 2020, primarily due to an increase in core deposits of $279.2 million, or 19.3%. Core deposits, which the Company defines as all deposits except time deposits, increased from $1.4 billion, or 71.0% of total deposits, at December 31, 2020, to $1.7 billion, or 79.2% of total deposits, at June 30, 2021. Non-interest-bearing deposits increased $58.1 million, or 10.7%, to $599.9 million, interest-bearing checking accounts increased $32.6 million, or 34.3%, to $127.5 million, savings accounts increased $33.5 million, or 19.7%, to $203.8 million, and money market accounts increased $155.0 million, or 24.2%, to $795.7 million. The increase in core deposits can be attributed to the government stimulus, lower consumer spending, PPP loan proceeds deposited into borrower checking accounts, as well as the three new branches opened in 2020.

Time deposits decreased $136.7 million, or 23.2%, from $590.3 million at December 31, 2020 to $453.6 million at June 30, 2021. Brokered deposits, which are included within time deposits, were $25.3 million at June 30, 2021 and $55.3 million at December 31, 2020.

FHLB and Subordinated Debt

At June 30, 2021, total borrowings decreased $33.2 million, or 57.3%, from $57.9 million at December 31, 2020, to $24.6 million. FHLB advances decreased $52.9 million, or 91.4%, to $5.0 million. During the three months ended June 30, 2021, the Company prepaid $32.5 million of FHLB borrowings with a weighted average rate of 2.03%. The prepayment took place on June 30, 2021 and was accounted for as an early extinguishment of debt, resulting in a loss of $45,000 reported within non-interest expense. The extinguishment had no negative effect on our regulatory capital ratios since we reduced the size of our balance sheet. The extinguishment of the high-cost FHLB borrowings is expected to benefit the Company’s net interest margin and net interest income compared to what we otherwise would have expected.

During the three months ended June 30, 2021, the Company successfully completed an offering of $20.0 million in subordinated debt.

Capital

At June 30, 2021, shareholders’ equity was $223.7 million, or 9.0% of total assets, compared to $226.6 million, or 9.6% of total assets, at December 31, 2020. The decrease in shareholders’ equity reflects $11.1 million for the repurchase of the Company’s common stock, the payment of regular cash dividends of $2.4 million and an increase in accumulated other comprehensive loss of $1.9 million, partially offset by net income of $11.4 million. Total shares outstanding as of June 30, 2021 were 24,070,399.

Capital Management

The Company’s book value per share was $9.29 at June 30, 2021 compared to $8.97 at December 31, 2020, while tangible book value per share increased $0.30, or 3.6%, from $8.36 at December 31, 2020 to $8.66 at June 30, 2021. As of June 30, 2021, the Company’s and the Bank’s regulatory capital ratios continued to exceed the levels required to be considered “well-capitalized” under federal banking regulations.

Dividends

Although the Company has historically paid quarterly dividends on its common stock and currently intends to continue to pay such dividends, the Company’s ability to pay such dividends depends on a number of factors, including restrictions under federal laws and regulations on the Company’s ability to pay dividends, and as a result, there can be no assurance that dividends will continue to be paid in the future.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 25 banking offices throughout western Massachusetts and northern Connecticut. To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Company’s financial condition, liquidity, results of operations, future performance, business, measures being taken in response to the COVID-19 pandemic and the impact of the COVID-19 impact on the Company’s business. Forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to:

●	the duration and scope of the COVID-19 pandemic and the local, national and global impact of COVID-19;

●	actions governments, businesses and individuals take in response to the COVID-19 pandemic;

●	the speed and effectiveness of vaccine and treatment developments and their deployment, including public adoption rates of COVID-19 vaccines;

●	the pace of recovery when the COVID-19 pandemic subsides;

●	changes in the interest rate environment that reduce margins;

●	the effect on our operations of governmental legislation and regulation, including changes in accounting regulation or standards, the nature and timing of the adoption and effectiveness of new requirements under the Dodd-Frank Act Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), Basel guidelines, capital requirements and other applicable laws and regulations;

●	the highly competitive industry and market area in which we operate;

●	general economic conditions, either nationally or regionally, resulting in, among other things, a deterioration in credit quality;

●	changes in business conditions and inflation;

●	changes in credit market conditions;

●	the inability to realize expected cost savings or achieve other anticipated benefits in connection with business combinations and other acquisitions;

●	changes in the securities markets which affect investment management revenues;

●	increases in Federal Deposit Insurance Corporation deposit insurance premiums and assessments;

●	changes in technology used in the banking business;

●	the soundness of other financial services institutions which may adversely affect our credit risk;

●	certain of our intangible assets may become impaired in the future;

●	our controls and procedures may fail or be circumvented;

●	new lines of business or new products and services, which may subject us to additional risks;

●	changes in key management personnel which may adversely impact our operations;

●	severe weather, natural disasters, acts of war or terrorism and other external events which could significantly impact our business; and

●	other factors detailed from time to time in our SEC filings.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except to the extent required by law.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,
	2021	2021	2020	2020	2020	2021	2020
INTEREST AND DIVIDEND INCOME:
Loans	$18,321	$19,120	$20,727	$19,364	$18,999	$37,441	$37,746
Securities	1,277	854	825	953	1,165	2,131	2,564
Other investments	28	35	130	118	157	63	339
Short-term investments	26	24	26	12	9	50	71
Total interest and dividend income	19,652	20,033	21,708	20,447	20,330	39,685	40,720

INTEREST EXPENSE:
Deposits	1,466	1,734	2,257	3,190	3,817	3.200	8,053
Long-term debt	185	273	656	789	874	458	1,888
Subordinated debt	197	—	—	—	—	197	—
Short-term borrowings	—	—	—	478	547	—	1,134
Total interest expense	1,848	2,007	2,913	4,457	5,238	3,855	11,075

Net interest and dividend income	17,804	18,026	18,795	15,990	15,092	35,830	29,645

(CREDIT) PROVISION FOR LOAN LOSSES	(1,200)	75	500	2,725	2,450	(1,125)	4,550

Net interest and dividend income after (credit) provision for loan losses	19,004	17,951	18,295	13,265	12,642	36,955	25,095

NON-INTEREST INCOME:
Service charges and fees	2,075	1,883	1,970	1,764	1,559	3,958	3,333
Income from bank-owned life insurance	500	441	444	444	480	941	921
(Loss) gain on sales of securities, net	(12)	(62)	—	1,929	13	(74)	36
Unrealized gain (loss) on marketable equity securities	6	(89)	(24)	(4)	35	(83)	137
Gain on sale of mortgages	242	227	—	—	—	469	—
Gain on non-marketable equity investments	—	546	—	—	—	546	—
Loss on interest rate swap termination	(402)	—	—	(2,353)	—	(402)	—
Other income	—	58	72	397	—	58	185
Total non-interest income	2,409	3,004	2,462	2,177	2,087	5,413	4,612

NON-INTEREST EXPENSE:
Salaries and employees benefits	8,054	7,682	7,806	7,204	7,167	15,736	14,339
Occupancy	1,099	1,289	1,161	1,120	1,072	2,388	2,239
Furniture and equipment	513	490	362	421	363	1,003	754
Data processing	758	721	711	768	707	1,479	1,422
Professional fees	589	544	521	615	637	1,133	1,236
FDIC insurance	225	298	300	293	288	523	439
Advertising	347	338	309	326	219	685	471
Loss on prepayment of borrowings	45	—	987	—	—	45	—
Other	2,044	1,965	2,181	2,106	1,792	4,009	3,659
Total non-interest expense	13,674	13,327	14,338	12,853	12,245	27,001	24,559

INCOME BEFORE INCOME TAXES	7,739	7,628	6,419	2,589	2,484	15,367	5,148

INCOME TAX PROVISION	2,087	1,837	1,406	488	463	3,924	1,047
NET INCOME	$5,652	$5,791	$5,013	$2,101	$2,021	$11,443	$4,101

Basic earnings per share	$0.24	$0.24	$0.20	$0.08	$0.08	$0.47	$0.16
Weighted average shares outstanding	23,722,903	24,486,146	24,754,681	24,945,670	24,927,619	24,102,416	25,246,378
Diluted earnings per share	$0.24	$0.24	$0.20	$0.08	$0.08	$0.47	$0.16
Weighted average diluted shares outstanding	23,773,562	24,543,554	24,763,022	24,945,670	24,927,619	24,156,450	25,272,769

Other Data:
Return on average assets (1)	0.92%	0.98%	0.83%	0.35%	0.35%	0.95%	0.36%
Return on average equity (1)	10.16%	10.35%	8.62%	3.61%	3.54%	10.25%	3.58%
Efficiency ratio (2)	66.09%	64.58%	62.74%	69.12%	71.48%	65.34%	72.05%
Net interest margin, on a fully tax-equivalent basis	3.08%	3.26%	3.32%	2.83%	2.76%	3.17%	2.82%

(1)	Annualized.
(2)	The efficiency ratio represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, gain on non-marketable equity investments, loss on interest rate swap termination and loss on prepayment of borrowings.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
Cash and cash equivalents	$105,494	$132,124	$87,444	$172,112	$62,832
Securities available-for-sale, at fair value	231,166	195,454	201,880	191,569	224,509
Securities held to maturity, at cost	107,783	63,960	—	—	—
Marketable equity securities, at fair value	11,936	11,906	11,968	6,965	6,941
Federal Home Loan Bank of Boston and other restricted stock - at cost	4,036	4,492	5,160	9,252	10,870

Loans	1,876,988	1,924,868	1,927,383	1,974,387	1,999,533
Allowance for loan losses	(19,870)	(21,227)	(21,157)	(20,692)	(18,253)
Net loans	1,857,118	1,903,641	1,906,226	1,953,695	1,981,280

Bank-owned life insurance	73,801	73,301	72,860	72,416	71,972
Goodwill	12,487	12,487	12,487	12,487	12,487
Core deposit intangible	2,750	2,844	2,937	3,031	3,125
Other assets	70,035	63,320	64,924	65,261	60,890
TOTAL ASSETS	$2,476,606	$2,463,529	$2,365,886	$2,486,788	$2,434,906

Total deposits	$2,180,648	$2,154,133	$2,038,130	$2,011,291	$1,947,901
Short-term borrowings	—	—	—	—	35,000
Long-term debt	4,990	42,676	57,850	151,258	188,164
Subordinated debt	19,614	—	—	—	—
Securities pending settlement	461	152	160	57,226	—
Other liabilities	47,222	43,712	43,106	36,792	34,321
TOTAL LIABILITIES	2,252,935	2,240,673	2,139,246	2,256,567	2,205,386

TOTAL SHAREHOLDERS’ EQUITY	223,671	222,856	226,640	230,221	229,520

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,476,606	$2,463,529	$2,365,886	$2,486,788	$2,434,906

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
Shares outstanding at end of period	24,070,399	24,583,958	25,276,193	25,595,557	25,644,334

Operating results:
Net interest income	$17,804	$18,026	$18,795	$15,990	$15,092
(Credit) provision for loan losses	(1,200)	75	500	2,725	2,450
Non-interest income	2,409	3,004	2,462	2,177	2,087
Non-interest expense	13,674	13,327	14,338	12,853	12,245
Income before income provision for income taxes	7,739	7,628	6,419	2,589	2,484
Income tax provision	2,087	1,837	1,406	488	463
Net income	5,652	5,791	5,013	2,101	2,021

Performance Ratios:
Net interest margin, on a fully tax-equivalent basis	3.08%	3.26%	3.32%	2.83%	2.76%
Interest rate spread, on a fully tax-equivalent basis	2.94%	3.10%	3.11%	2.51%	2.38%
Return on average assets	0.92%	0.98%	0.83%	0.35%	0.35%
Return on average equity	10.16%	10.35%	8.62%	3.61%	3.54%
Efficiency Ratio	66.09%	64.58%	62.74%	69.12%	71.48%

Per Common Share Data:
Basic earnings per share	$0.24	$0.24	$0.20	$0.08	$0.08
Diluted earnings per share	0.24	0.24	0.20	0.08	0.08
Cash dividend declared	0.05	0.05	0.05	0.05	0.05
Book value per share	9.29	9.07	8.97	8.99	8.95
Tangible book value per share	8.66	8.44	8.36	8.39	8.34

Asset Quality:
30-89 day delinquent loans	$2,607	$7,216	$11,403	$3,754	$6,929
Total delinquent loans	4,415	9,274	13,522	6,678	12,041
Total delinquent loans as a percentage of total loans	0.24%	0.48%	0.70%	0.34%	0.60%
Total delinquent loans as a percentage of total loans, excluding PPP	0.25%	0.53%	0.77%	0.38%	0.68%

Nonperforming loans	$5,989	$6,782	$7,841	$9,208	$10,400
Nonperforming loans as a percentage of total loans	0.32%	0.35%	0.41%	0.47%	0.52%
Nonperforming loans as a percentage of total loans, excluding PPP	0.34%	0.39%	0.45%	0.53%	0.59%
Nonperforming assets as a percentage of total assets	0.24%	0.28%	0.33%	0.37%	0.43%
Nonperforming assets as a percentage of total assets, excluding PPP	0.25%	0.30%	0.36%	0.41%	0.47%

Allowance for loan losses as a percentage of nonperforming loans	331.77%	312.99%	269.83%	224.72%	175.51%
Allowance for loan losses as a percentage of total loans	1.06%	1.10%	1.10%	1.05%	0.91%
Allowance for loan losses as a percentage of total loans, excluding PPP	1.12%	1.21%	1.20%	1.18%	1.03%

Net loan charge-offs	$157	$5	$35	$286	$34
Net loan charge-offs as a percentage of average assets	0.01%	0.00%	0.00%	0.02%	0.00%

The following tables set forth the information relating to our average balances and net interest income for the three months ended June 30, 2021, March 31, 2021, and June 30, 2020 and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	June 30, 2021			March 31, 2021			June 30, 2020
	Average		Average Yield/	Average		Average Yield/	Average		Average Yield/
	Balance	Interest(8)	Cost(9)	Balance	Interest(8)	Cost(9)	Balance	Interest(8)	Cost(9)
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$1,911,323	$18,425	3.87%	$1,923,477	$19,220	4.05%	$1,959,790	$19,106	3.92%
Securities(2)	293,991	1,278	1.74	227,330	854	1.52	217,816	1,170	2.16
Other investments	10,114	28	1.11	9,663	35	1.47	15,728	157	4.01
Short-term investments(3)	114,883	26	0.09	95,004	24	0.10	20,637	9	0.18
Total interest-earning assets	2,330,311	19,757	3.40	2,255,474	20,133	3.62	2,213,971	20,442	3.71
Total non-interest-earning assets	147,545			144,588			141,310
Total assets	$2,477,856			$2,400,062			$2,355,281

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$100,455	92	0.37%	$90,503	105	0.47%	$83,345	86	0.42%
Savings accounts	206,302	47	0.09	187,217	37	0.08	148,566	37	0.10
Money market accounts	766,378	650	0.34	675,662	653	0.39	496,245	720	0.58
Time deposit accounts	487,712	677	0.56	567,102	939	0.67	640,129	2,974	1.87
Total interest-bearing deposits	1,560,847	1,466	0.38	1,520,484	1,734	0.46	1,368,285	3,817	1.12
Short-term borrowings and long-term debt	54,459	382	2.81	52,670	273	2.10	221,057	1,421	2.59
Total interest-bearing liabilities	1,615,306	1,848	0.46	1,573,154	2,007	0.52	1,589,342	5,238	1.33
Non-interest-bearing deposits	603,270			561,581			504,885
Other non-interest-bearing liabilities	36,043			38,360			31,214
Total non-interest-bearing liabilities	639,313			599,941			536,099

Total liabilities	2,254,619			2,173,095			2,125,441
Total equity	223,237			226,967			229,840
Total liabilities and equity	$2,477,856			$2,400,062			$2,355,281
Less: Tax-equivalent adjustment (2)		(105)			(100)			(112)
Net interest and dividend income		$17,804			$18,026			$15.092
Net interest rate spread (4)			2.92%			3.08%			2.37%
Net interest rate spread, on a tax-equivalent basis (5)			2.94%			3.10%			2.38%
Net interest margin (6)			3.06%			3.24%			2.74%
Net interest margin, on a tax-equivalent basis (7)			3.08%			3.26%			2.76%
Ratio of average interest-earning assets to average interest-bearing liabilities			144.26%			143.37%			139.30%

The following tables set forth the information relating to our average balances and net interest income for the six months ended June 30, 2021 and 2020 and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Six Months Ended June 30,
	2021			2020
	Average Balance	Interest (8)	Average Yield/ Cost(9)	Average Balance	Interest (8)	Average Yield/ Cost(9)
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$1,917,366	$37,648	3.96%	$1,871,145	$37,981	4.08%
Securities(2)	260,845	2,131	1.65	221,875	2,575	2.33
Other investments	9,889	63	1.28	16,245	339	4.20
Short-term investments(3)	104,999	50	0.10	19,097	71	0.75
Total interest-earning assets	2,293,099	39,892	3.51	2,128,362	40,966	3.87
Total non-interest-earning assets	146,709			139,487
Total assets	$2,439,808			$2,267,849

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$95,507	198	0.42%	$76,777	161	0.42%
Savings accounts	196,812	83	0.09	140,217	71	0.10
Money market accounts	721,270	1,303	0.36	471,240	1,473	0.63
Time deposit accounts	527,188	1,616	0.62	645,776	6,348	1.98
Total interest-bearing deposits	1,540,777	3,200	0.42	1,334,010	8,053	1.21
Short-term borrowings and long-term debt	53,569	655	2.47	226,523	3,022	2.68
Total interest-bearing liabilities	1,594,346	3,855	0.49	1,560,533	11,075	1.43
Non-interest-bearing deposits	582,541			446,738
Other non-interest-bearing liabilities	37,829			30,340
Total non-interest-bearing liabilities	620,370			477,078

Total liabilities	2,214,716			2,037,611
Total equity	225,092			230,238
Total liabilities and equity	$2,439,808			$2,267,849
Less: Tax-equivalent adjustment (2)		(207)			(246)
Net interest and dividend income		$35,830			$29,645
Net interest rate spread (4)			3.00%			2.42%
Net interest rate spread, on a tax-equivalent basis (5)			3.02%			2.44%
Net interest margin (6)			3.15%			2.80%
Net interest margin, on a tax-equivalent basis (7)			3.17%			2.82%
Ratio of average interest-earning assets to average interest-bearing liabilities			143.83%			136.39%

(1)	Loans, including non-accrual loans, are net of deferred loan origination costs and unadvanced funds.

(2)	Loan and securities income are presented on a tax-equivalent basis using a tax rate of 21%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of net income.

(3)	Short-term investments include federal funds sold.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest rate spread, on a tax-equivalent basis, represents the difference between the tax-equivalent weighted average yield on interest-earning assets and the tax-equivalent weighted average cost of interest-bearing liabilities.

(6)	Net interest margin represents net interest and dividend income as a percentage of average interest-earning assets.

(7)	Net interest margin, on a tax-equivalent basis, represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.

(8)	Acquired loans, time deposits and borrowings are recorded at fair value at the time of acquisition. The fair value marks on the loans, time deposits and borrowings acquired accrete and amortize into net interest income over time. For the three months ended June 30, 2021, March 31, 2021 and June 30, 2020, the loan accretion income and interest expense reduction on time deposits and borrowings (decreased) increased net interest income $(33,000), ($45,000) and $(54,000), respectively, and for the six months ended June 30, 2021 and June 30, 2020, the loan accretion income and interest expense reduction on time deposits and borrowings (decreased) increased net interest income ($78,000) and $28,000, respectively. Excluding these items, net interest margin, on a tax-equivalent basis, for the three months ended June 30, 2021, March 31, 2021 and June 30, 2020 was 3.09%, 3.27% and 2.77%, respectively, and the net interest margin, on a tax-equivalent basis, for the six months ended June 30, 2021 and June 30, 2020 was 3.18% and 2.82%, respectively.

(9)	Annualized.